Exhibit 99.2

Starco Brands, Inc.

Third Quarter 2024 Update Call

November 14, 2024

Starco Brands, Inc. – Third Quarter 2024 Update Call, November 14, 2024

CORPORATE PARTICIPANTS

Ross Sklar, Chief Executive Officer, Interim Chief Financial Officer

PRESENTATION

Operator

Good afternoon, everyone, and thank you for participating on today’s Third Quarter 2024 Update Call for Starco Brands.

Today’s call is being recorded.

Joining us today is Starco Brands CEO and Interim CFO, Ross Sklar.

You should have access to the Company’s third quarter earnings press release issued after today’s market closed. This information is available on the Investor Relations section of Starco Brands website at investorrelations.starcobrands.com.

Certain comments made on this call include forward-looking statements which are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1985. These forward-looking statements are based on Management’s current expectations and beliefs concerning future events and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. Please refer to today’s press release and other filings with the SEC for a detailed discussion of the risks that could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements made today.

During the call, we will use some non-GAAP financial measures as we describe business performance. These SEC filings as well as the earnings press release which provide reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are all available on our website.

Following our prepared remarks, we’ll take questions from research analysts.

Now, I will turn the call over to CEO and Interim CFO of Starco Brands, Mr. Ross Sklar. Please proceed, sir.

Ross Sklar

Thank you.

Good afternoon, everyone, and welcome to today’s call.

I’m pleased to share our third quarter results which showed continued progress in building our operational foundation, sales and margin improvement. A key highlight this quarter was achieving positive Adjusted EBITDA and most importantly, sequential margin improvement, mostly driven by cost management and new distribution gains.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Starco Brands, Inc. – Third Quarter 2024 Update Call, November 14, 2024

Throughout 2024, we’ve taken a methodical approach to understanding our business fundamentals, focusing intensively on gathering critical internal and market intelligence across our brand portfolio while optimizing our cost structure. This data driven strategy has provided clear insights into the effectiveness of our marketing spend, our channel performance, logistics footprint and logistics spend, and also retail relationships, helping us make more informed decisions about resource allocation.

I’m also pleased to report that our shared service model enabled us to identify and remove approximately $3 million of cost optimization opportunities on a run rate basis through headcount efficiencies, streamlined marketing spend, and refinement of our logistics footprint. These operational improvements and measured marketing approach, combined with new product launches and distribution wins have strengthened our capital availability and solidified our growth plans for 2025.

Now, as we look forward to 2025, we’re entering into a new phase of our journey. A lot of the heavy lifting on integrating our acquisitions with a keen eye on organization and efficiency is largely behind us. We have a clear roadmap for each of our brands, supported by a robust pipeline of innovation and retail and e-commerce expansion plans. Most importantly, we have the operational, marketing, sales, and innovation pipeline to execute against ambitious plans for 2025.

Now, let me delve into our segment performance, starting with our Starco Brands segment. As a pioneer in alcohol infused whipped cream, Whipshots continues to expand its footprint. It’s now available in 47 states and D.C., following our successful entry into key markets like Alabama, North Carolina, and Pennsylvania earlier this year.

We’ve been strategically optimizing our distribution network. The previously announced Kroger partnership, securing 1,257 distribution points, represents a significant milestone in our large-scale retail expansion. We’re also building momentum through strategic partnerships, major players like Costco, beginning in Louisiana, also, Dave & Buster’s, where Whipshots is now featured in cocktails across their 162 locations.

We also launched a marquee collaboration with Pernod Ricard’s Kahlúa brand, where Whipshots is paired with Kahlúa on a variety of tasty drinks that is being marketed nationwide with retailers such as Total Wine & Spirits, BevMo!, Walmart, and Kroger. These developments align with our vision and continue penetration in retail, meaningful brand collaboration, and sustainable growth as we continue to launch new flavors and expand the distribution footprint.

Next is the Winona Popcorn Spray line. Winona continues to demonstrate exceptional growth and repeat performance within our portfolio. It’s showing over 60% growth year-over-year through the third quarter. This brand’s strong impulse buy attribute and consumer loyalty is resulting in consistent sales velocities across regions that has led to impressive results, achieving 10% market share despite only 30% ACV. This great product line has doubled the category rate in velocity on-shelf and distribution is set to double at a minimum in 2025.

We expanded our flavor portfolio with the introduction of garlic butter, which strategically positions Winona beyond the popcorn aisle and into the condiments and seasoning section with a variety of new SKUs slated for 2025 and ‘26. This unique product’s ability to expand into multi-aisle, multi-department presence massively enhances our retail store footprint and revenue on a per-store basis. Our retail footprint continues to grow with major retailers, Walmart, HEB, Meijer, AWG, Big Lots, and Hy-Vee. We’re also pleased to report we’ve launched nationwide in 2,200 Albertsons now. We also just launched into 2,200 Sobeys across Canada and also all the state of others here in the United States.

As we look to 2025, Winona will continue its robust expansion, plans to roll out in Target in Q1 and Q2, and we’re also looking to go after and penetrate the club channel. These distribution gains combined with our turn-on-shelf KUs and new SKU launches sets Winona to substantially increase its overall market penetration throughout the North American retail landscape in 2025.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Starco Brands, Inc. – Third Quarter 2024 Update Call, November 14, 2024

Moving on to the last brand in our Starco segment, Art of Sport, AOS. AOS continues to execute on its strategic vision to own the locker room through innovation and playing in multiple aligned consumer categories. Building on our successful Amazon launch this year, focusing on personal care, nutrition, and pain management, we have formally launched into retail. AOS protein powder is now available at all (inaudible) stores owned by Kroger with plans to broaden distribution in 2025 across all their divisions that reaches over 1,700 stores. The brand continues to grow both online and in retail. AOS shampoo and body wash, deodorants, and protein powders will be available on costco.com starting December 18.

Now, this date coincides with the 2024 NCAA LA Bowl at SoFi Stadium hosted by the Gronk, Rob Gronkowski, which AOS is the named sponsor of. This incredible event will feature four national commercials for AOS and digital billboards throughout the area, reaching millions through broadcast and social media as it’s being broadcasted live on ESPN. As returning named sponsor for the second consecutive year, Starco Brands is thrilled to continue this partnership through Art of Sport.

Turning to our Skylar Beauty segment. Skylar continues to demonstrate robust growth through its monthly subscription Scent Club, which is a unique asset in the fragrance category globally. This unique monthly offering serves nearly 10,000 monthly subscribers and it reaches over 600,000 various opt-in email subscribers. With a CAC, customer acquisition cost, of roughly $30 and a gross LTV of 330, this efficient ratio provides clear visibility into this division’s free cash generation through 2025 and beyond and is a major priority for this division.

Our direct connection with Skylar’s community fosters deeper consumer relationships than just being on retail shelves. This allows us to truly focus on the sector again in 2025. Skylar maintains strong retail relationships with Sephora, Nordstrom, Macy’s, and Anthropologie, as well as exclusive product configuration now with costco.com. The brand’s Costco partnership, which generated the largest purchase order in the brand’s history this past quarter, continues to perform very, very well.

Looking ahead, our growth strategy focuses on supporting these retail relationships while expanding our subscription offering. It provides significant competitive advantage and it’s unique, again, within the fragrance channel.

Turning to Soylent. Since acquiring this premium nutrition brand known for its award-winning taste and superior ingredient formulation, we’ve achieved approximately 15% in cost savings or $1.5 million annually through strategic logistics reorganization. Our subscription continues to thrive with a CAC of roughly $60 on D2C with a gross LTV of $1,400. This predictable cash flow model provides investors clear visibility into our returns on invested capital, reflecting our maturation as a public Company.

The launch of Soylent complete protein powder has strengthened our position in the protein market, achieving the category’s highest repurchase rate at 62.9%. Product line has maintained impressive growth of almost 50% annually since inception three years ago. Our retail presence continues to expand through partnerships with Walmart, Meijer, Publix, and newly added Kroger, while maintaining our strong 23.6% market share of the meal replacement category with Amazon and strong return on ad spend at 4.5X.

For 2025, our growth strategy focuses on these three core channels: expanding our retail footprint in high potential consumer markets, growing our subscription base through targeted investment, and really optimizing our e-commerce distribution for enhanced efficiency. This focused approach, combined with our operational discipline, positions us for profitable growth in ‘25.

Moving ahead, we’re focused on five growth levers; strategic investment into our robust subscription businesses, expansion of our distribution network, continued operational optimization, impactful marketing initiatives, and accelerated innovation that strengthens our growth connection with our consumers.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Starco Brands, Inc. – Third Quarter 2024 Update Call, November 14, 2024

This quarter marks a significant milestone as our integrated insurance service platform has achieved profitability through disciplined capital management and operational efficiency. Starco now produces and sells and distributes over 50 million units annually of consumer-packaged goods through e-commerce and retail channels, impacting millions of households.

As we scale through 2025, we remain committed to our core mission, delivering innovative, behavior-changing products that provide meaningful value for consumers.

I’m going to now delve into the financials. Reported net revenue for third quarter of ‘24 was $15.5 million, and this was compared to $17.7 million for the third quarter of ‘23.

Now, the decrease in net revenue for the third quarter was driven by more targeted e-commerce sales for Soylent, due to strategic reductions in inefficient marketing spend, which previously would have resulted in unprofitable sales. As well as lower retail volumes due to Walmart merging and removing an entire set for RTE meal replacement category that’s now being merged into another department. The overall decrease was further impacted by lower Whipshots sales due to inventory de-stocking orders in the prior year that had been a challenge throughout 2024. This is also partially offset by that increase in sales from Winona Popcorn Spray and AOS.

Now, with that gross profit for the third quarter of 2024 was $6.4 million, as compared to $7.7 million for the third quarter of ‘23. The decline is a result of lower revenue of unfavorable product mix and lower gross margin products. This was partially offset by the Soylent segment, which benefited from its price increases.

We are seeing an increase in gross profit on each brand individually compared to prior year. Gross margin for the third quarter of ‘24 was down year-over-year, 41% to 44%, third quarter of ‘23, driven by that mix, lower sales of Whipshots. However, gross margin was sequentially from the second quarter was up.

Our reported unadjusted net loss for the third quarter of ‘24 was $6.3 million, as compared to the net income of $2.3 million in the third quarter of ‘24. The increase in reported unadjusted net loss primarily due to the non-cash charge for the fair value share adjustment. Marketing, general and administrative expenses for the third quarter of ‘24 was $4.2 million, or 27% of reported net revenue, as compared to $5 million, or 28% of reported net revenue for the third quarter of ‘23.

Compensation expense for the third quarter of ‘24 was $2.2 million, compared to $1.8 in the third quarter of ‘23. The professional fees for the third quarter of ‘24 were $0.4 million, compared to $1.4 million in the same period last year. The decrease in operating expenses reflects reduced marketing spend as we prioritize profitability, as well as initial benefits from our shared service platform, integration, operational, and logistics efficiency initiatives.

For the third quarter of ‘24, our Adjusted EBITDA was $0.7 million, compared to $1.1 million in the same period last year. The decline was primarily due to a decline in sales for Whipshots partially offset by lower operating costs.

Now, I will go into more detail on the first nine months performance for each of our segments, beginning with Starco Brands.

Starco Brands segment includes Art of Sport, Whipshots, and Winona Popcorn Spray. The Starco Brands segment’s gross revenue for the first nine months was $24.9 million, compared to $11.3 million for the same period of ‘23. The segment’s gross profit was $5.6 million for the first nine months of ‘24, compared to $8.8 million for the same period of ‘23.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Starco Brands, Inc. – Third Quarter 2024 Update Call, November 14, 2024

The decline in gross profit dollars as a percent in this segment was definitely driven by a mixed impact of lower revenue from higher margin Whipshots, offset by the increase in the revenue from Winona. Whipshots revenue declined as a result of that inventory stocking orders in the pre-period last year. Winona revenue drastically increased due to distribution ads at Walmart and other retailers and increased velocity on shelf.

Gross revenue for Skylar segment was $7.2 million for the first nine months of ‘24, compared to $7.4 million for the same period of ‘23. The segment’s gross profit was $4.4 million for the first nine months, compared to $4.3 million for the same period of ‘23.

Gross revenue for Soylent segment was $30.4 million for the first nine months of ‘24, compared to $27.6 million for the same period of ‘23. Increase was primarily driven by our retail expansion into Kroger, added distribution leads into Walmart, as well as reduced discounts really across all channels. The segment’s gross profit was $9.1 million for the first nine months of ‘24, compared to $7.2 million for the same period of ‘23. The increase was due to price increases that went into the second half of fiscal year ‘23, lower cost of materials for the first nine months of ‘24, and again, cost efficiency realized through the successful integration of Soylent into the Company’s shared service platform.

Now, moving on to our balance sheet. As of September 30, of ‘24, we had approximately $1.6 million in cash, and approximately $13.2 million of inventory on our balance sheet. Now, this is in comparison to $1.8 million in cash and $10.7 million of inventory as of December 31 of ‘23.

In closing, as we execute on our growth strategy, we’ve successfully integrated our recent acquisitions into our shared service platform. We’ve also been pushed on creating operational efficiencies across the portfolio. This year has been instrumental in understanding opportunities for driving optimal infrastructural improvement, also understanding market dynamics, e-commerce, and B2C strategies, and pushing on our retail relationships for both our acquired and existing brands. This provided valuable insights that will inform our targeted expansion for ‘25.

We maintained a balanced approach to capital allocation, prioritizing investments that drive long-term enterprise and shareholder value. With a very robust product innovation pipeline and clear visibility into high-performing markets in town, we are well positioned to finally really accelerate strategic growth and deepen market penetration in the coming year.

Our portfolio continues to demonstrate strong fundamentals, and we’re executing with discipline on our expansion initiatives. The dedication and agility of our team, combined with our data-driven approach to market expansion, does position us well to capitalize on significant opportunities ahead.

I really want to thank you for your time today and your interest in Starco Brands. With that, I’d like to open it up to any questions.

Operator

Thank you very much, sir. At this time, we will be conducting a question-and-answer session. If you would like to ask a question, please press star and then one on your telephone keypad. You may press star and then two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary for you to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Ladies and gentlemen, just a reminder, if you’d like to ask a question, please press star and then one. If you’d like to ask a question, please press star and then one. We will pause to see if we have questions.

There are no questions. I’d now like to hand the call back to Mr. Ross Sklar for closing remarks. Thank you, sir.

Ross Sklar

Thanks, everybody, for joining. We’ll look forward to presenting next quarter. Thank you.

Operator

Thank you. Ladies and gentlemen, that does conclude today’s call. Thank you very much for joining us. You may now disconnect your line.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com